UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAME PLAN HOLDINGS, INC.
(Exact name of Registrants specified in its charter)

Nevada	7371	20-0209899
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1712 Ravanusa Drive
Henderson, NV 89052
(702) 951-1385
(Address, including zip code, and telephone number, including area code, registrants principal executive offices)

Copies to:
Lawrence Horwitz, Esq.
Horwitz, Cron & Jasper, PLC
Four Venture, Suite 390
Irvine, CA 92618
(949) 450-4942

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration state3ment number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company’ in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company ☒

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	4,100,000	$0.501	$2,050,000	$114.392

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

1 The proposed maximum offering price per share was arbitrarily determined by the Directors of the Registrant.
2 The amount of the registration fee was estimated for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

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SUBJECT TO COMPLETION, Dated July ____, 2009

PROSPECTUS
Game Plan Holdings, Inc.
4,100,000
SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this selling shareholder’s prospectus (the “Prospectus”) are offering up to 4,100,000 shares of common stock offered through this Prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.50 per share.  We will use our best efforts to maintain the effectiveness of the resale Registration Statement (the “Registration Statement”) from the effective date through and until all securities registered under the Registration Statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.50	None	$0.50
Total	$2,050,000	None	$2,050,000

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.50 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board.  Although we intend to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this Prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  The Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: July ____, 2009

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TABLE OF CONTENTS

Page
Summary	1
The Offering	1
Summary Financial Information	2
Risk Factors	2
Risks Related to Our Business	2
If we do not obtain additional financing, our business will fail.	2
Because we will need additional financing to fund our continuing growth, our accountants believe there is substantial doubt about our ability to continue as a going concern.	3
Because we have only recently commenced business operations, we face a high risk of business failure.	3
Operating Deficits	3
We expect to face increasing competition that could result in a loss of users and reduced revenues or decreased profits.	4
Failure to increase or maintain the number of free members for our social networking services would cause our business and financial results to suffer.	4
If our social networking members do not interact on Hazzsports.com, our business and financial results will suffer.	5
We may be unable to increase or maintain our advertising revenues, which could reduce our profits.	5
Our business could be shut down or severely impacted by a catastrophic event.	5
Marketing activities, which are very important to the future success and future growth of our business, may not be successful.	6
Our social networking business relies heavily on email campaigns, and any restrictions on the sending of emails could adversely affect our results of operations.	6
If we are unable to develop new or enhanced features or fail to predict or respond to emerging trends and consumers' changing needs, our business and financial results will suffer.	6
If our security measures are breached and unauthorized access is obtained to our members' personal data, we may incur significant liabilities, our systems may be perceived as not being secure and consumers may stop using our services.	7
Assertions by a third-party that we infringe upon its intellectual property could result in costly and time-consuming litigation, expensive licenses or the inability to operate as planned.	7
Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third-parties.	8
If we are unable to protect our domain names, our reputation and brands could be adversely affected.	8
Changes in laws and regulations and new laws and regulations may adversely affect our results of operations.	8
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	9
We may be required to seek additional funding, and such funding may not be available on acceptable terms or at all.	9
Because two of our directors and corporate officers are married, they collectively own 71% of the company. Ms. Christina Mabanta owns 56% of our outstanding common stock and Mr. Charles Hazzard owns 15% of our outstanding common stock. Thus, investors may find that corporate decisions influenced by them may be inconsistent with the best interests of other stockholders.	10
Because Ms. Christina Mabanta and Mr. Charles Hazzard collectively own 71% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.	10
General Economic and Market Conditions	10

TABLE OF CONTENTS

We may experience fluctuations in our operating results.	10
We will be dependent upon key personnel for our future success. If we lose any member of our management team, our ability to implement our business strategy could be significantly harmed.	11
Our financial condition and results of operations will depend on our ability to manage our future growth effectively.	11
Risks Related to this Offering	11
If our stock price fluctuates, investors could lose a significant part of their investment.	11
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	11
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	11
Because we will be subject to the “penny stock” rules once our shares are quoted on the Over-The-Counter Bulletin Board, the level of trading activity in our stock may be reduced.	12
If our shares are quoted on the Over-The-Counter Bulletin Board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	12
State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.	12
State Securities - Blue Sky Laws	13
Forward-Looking Statements	13
Use of Proceeds	13
Determination of Offering Price	13
Dilution	13
Selling Shareholders	13
Plan of Distribution	16
Description of Securities	17
Interest of Named Experts and Counsel	18
Description of Business	18
Legal Proceedings	25
Market for Common Equity and Related Stockholder Matters	25
Financial Statements	F-1
Plan of Operations	27
Changes In and Disagreements with Accountants	28
Directors, Executive Officers, Promoters and Control Persons	28
Executive Compensation	30
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	32
Certain Relationships and Related Transactions	32
Available Information	33
Dealer Prospectus Delivery Obligation	33
Part II	34
Information Not Required In the Prospectus	34
Item 13. Other Expenses of Issuance and Distribution.	34
Item 14. Indemnification of Directors and Officers.	34
Item 15. Recent Sales of Unregistered Securities.	35
Item 16. Exhibits and Financial Statement Schedules.	36
Item 17. Undertakings.	36
Signatures	38

SUMMARY

Game Plan Holdings, Inc.

Game Plan Holdings, Inc., a Nevada corporation, doing business as Hazzsports.com (the “Company”), owns and operates a social networking website, www.Hazzsports.com (“Hazzsports.com”).  Hazzsports.com is a new online social networking website offering an interactive resource for sports enthusiasts.  This new online community provides a free area on the web for athletes, sports fans, coaches and friends to network socially and professionally with each other.  Hazzsports.com also allows members to showcase their talents and abilities to coaches and scouts.  We have a limited operating history, thus there is little information upon which to base an evaluation of our business and prospects. We lack any meaningful financial history against which a potential investor can judge our performance in evaluating our business prospects or the merits of investing in the Company.  We compete against several competitors, many of which are larger and have greater financial resources and better access to capital markets than us. We compete via a diverse range of applications which is offered to our customers through Hazzsports.com.

Since we are in the early stage of our business plan, we have earned no revenues from our operations. As of March 31, 2009, we had $469,237 cash on hand and $0 in liabilities. Accordingly, our working capital position as of March 31, 2009 was $469,237.  Since inception through March 31, 2009, we have incurred a net loss of $276,658.  We attribute our net loss to having minimal revenues to offset our expenses and the professional fees related to the creation and operation of Hazzsports.com.

Our fiscal year end is December 31.

We were incorporated on March 25, 1999 under the laws of the state of Nevada.  Our principal offices are located at 1712 Ravanusa Drive, Henderson, NV 89052. Our resident agent is Karis Corporation located at 112 N. Curry Street, Carson City, NV 89703.  Our phone number is (702) 951-1385.

Unless otherwise noted, references to “Game Plan,” “GPH,” the “Company,” “GP,” “we,” “our” or “us” means Game Plan Holdings, Inc., a Nevada corporation.

THE OFFERING

Securities Being Offered:	Up to 4,100,000 shares of our common stock.

Offering Price and Alternative Plan of Distribution:
The offering price of the common stock is $0.50 per share.  We intend to apply to the Over-The-Counter Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering:	None

Securities Issued and to be Issued:
14,100,000 shares of our common stock are issued and outstanding as of the date of the Prospectus.  All of the common stock to be sold under this Prospectus will be sold by existing shareholders.  There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

SUMMARY FINANCIAL INFORMATION

Balance Sheet Data	From December 31, 2006 through March 31, 2009
Cash	$469,237
Liabilities	$0
Total Stockholder’s Equity (Deficit)	$506,065

Statement of Operations

Revenue	$4,200
Net Loss for Reporting Period	$39,554

RISK FACTORS

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the common stock could decline.

Risks Related to Our Business

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL.

As of March 31, 2009, we had cash in the amount of $469,237.  We currently have begun operations and we have only nominal gross revenues. We will require additional financing to sustain our business operations if we are not successful in earning significant revenues.

We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the continuing response to advertising and our ability to increase our penetration of the social networking marketplace.

BECAUSE WE WILL NEED ADDITIONAL FINANCING TO FUND OUR CONTINUING GROWTH, OUR ACCOUNTANTS BELIEVE THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

We have incurred a net loss of $276,658 for the period from December 31, 2006 to March 31, 2009, and have limited revenue.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from advertisers and membership fees. Our auditors have issued a going concern opinion and have raised substantial doubt about our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets.  This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. Potential investors should also be aware of the difficulties normally encountered by new business ventures and the high rate of failure of such enterprises.  The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

BECAUSE WE HAVE ONLY RECENTLY COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE.

The operation of the Company, social networking, constitutes a new venture. As a result, we have limited financial information on which you can evaluate our prior performance.  We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our business objectives.  It is also uncertain that Hazzsports.com will attract athletes to its website which will in turn lower the potential for advertising revenues.

We have just begun the initial stages of our business plan.  As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully.  We have been involved primarily in organizational activities which has included the launch of Hazzsports.com.  We have earned minimal revenues as of the date of this Prospectus, and thus face a high risk of business failure.

OPERATING DEFICITS

The expenses of the operations, which will include the further development of Hazzsprots.com, will exceed our revenues for the foreseeable future. This will require that these deficits be financed through our operations and our previous and future capital raises.  In the event we are unable to achieve operating revenues to achieve our objectives and we are unable to obtain additional outside capital, we may be forced to curtail or terminate operations.

Revenues and results of operations are difficult to predict and depend on a variety of factors.  They depend, in part, upon the commercial success of Hazzsports.com.  Thus, our revenues and results of operations may fluctuate significantly.

WE EXPECT TO FACE INCREASING COMPETITION THAT COULD RESULT IN A LOSS OF USERS AND REDUCED REVENUES OR DECREASED PROFITS.

The market for our services is competitive, and we expect competition to significantly increase in the future. Our social networking services will compete with a wide variety of social networking Web sites, including broad social networking Web sites such as MySpace and Facebook; a number of specialty Web sites, that offer similar online social networking services based on school, work or military communities; and an increasing number of schools, employers and associations that maintain their own Internet-based alumni information services. We will also compete with a wide variety of Web sites that provide users with alternative networks and ways of locating and interacting with acquaintances from various affiliations, including Web portals such as Yahoo!, MSN and AOL, and online services designed to locate individuals such as White Pages and US Search. As Internet search engines continue to improve their technology and their ability to locate individuals, including by finding individuals through their profiles on social networking Web sites, these services will increasingly compete with our services. As a result of the growth of the social networking market, a number of companies are attempting to enter our market, either directly or indirectly, some of which may become significant competitors in the future. In addition, many existing social networking services are broadening their offerings to compete with our services. As we broaden our services and evolve, we may compete with the increasing number of social networking Web sites for special niches and areas of interest.

We will compete for advertising revenues with social networking Web sites, online direct marketing businesses, content providers, large Web publishers, Web search engine companies, content aggregation companies, major Internet service providers and various other companies that facilitate Internet advertising. We will also compete with traditional offline advertising media, such as radio, television and print advertising, because most companies currently spend only a small portion of their advertising budgets on Internet-based advertising. Internet advertising techniques are evolving, and if our technology does not keep up with the needs of advertisers, we will not be able to compete effectively. If we fail to persuade companies to advertise on our Web site, our revenues will be adversely affected.

Some of our competitors have longer operating histories, greater name and brand recognition, larger customer bases, significantly greater financial, technical, sales and marketing resources, and engage in more extensive research and development than we do. Some of our competitors also have lower customer acquisition costs than we do and offer a wider variety of services and more sophisticated or compelling features than ours. If our competitors are more successful than we are in attracting users, our ability to maintain a large and growing user base will be adversely affected. Some of our social networking competitors have more compelling Web sites with more extensive user generated content. If our social networking services are not as compelling and we do not stay current with evolving consumer trends, we may not succeed in maintaining or increasing our membership base. If our competitors provide similar services for free, we may not be able to charge for any of our services. Competition could have a material adverse affect on our advertising revenues from our social networking and photo event services. More intense competition could also require us to increase our marketing expenditures. As a result of competition, our revenues and profitability could be adversely affected.

FAILURE TO INCREASE OR MAINTAIN THE NUMBER OF FREE MEMBERS FOR OUR SOCIAL NETWORKING SERVICES WOULD CAUSE OUR BUSINESS AND FINANCIAL RESULTS TO SUFFER.

The success of our social networking services depends upon our ability to increase or maintain our base of free members.  However, in the future we will generate paying subscribers from our interactive streaming sports talk radio show and advertising revenues as a result of our free members. Our ability to increase our base of free members is dependent upon attracting users to Hazzsports.com. From time to time, we will experience decreases in the number of new free member registrations, and we may not be able to increase or maintain the level of new free member registrations. Failure to increase or maintain our base of free members could have a material adverse effect on our business and on our ability to implement our strategies.

IF OUR SOCIAL NETWORKING MEMBERS DO NOT INTERACT ON HAZZSPORTS.COM, OUR BUSINESS AND FINANCIAL RESULTS WILL SUFFER.

Our success is dependent upon our social networking members interacting with Hazzsports.com. Currently, the network effect on Hazzsports.com is limited, and the vast majority of our member activity is within the high school community and family and friends.  Only a limited number of our social networking members post photographs and information about themselves, view other members' profiles or participate in the other features on Hazzsports.com. If we are unable to encourage our members to interact more frequently and to provide user generated content, our ability to attract new users and attract advertisers will be adversely affected. As a result, our business and financial results will suffer, and we will not be able to grow our business as planned.

WE MAY BE UNABLE TO INCREASE OR MAINTAIN OUR ADVERTISING REVENUES, WHICH COULD REDUCE OUR PROFITS.

In the future, we will generate advertising revenues from the sale of display advertisements on Hazzsports.com. Our ability to increase or maintain advertising revenue from each of these potential sources is largely dependent upon the number of members actively using our services and how much traffic we get on our Web site. We may have to increase user engagement with our services in order to increase our advertising revenues. In addition, Internet advertising techniques are evolving, and if our technology and advertisement serving techniques do not evolve to meet the needs of advertisers, our advertising revenue would decline. Changes in our business model, advertising inventory or initiatives could also cause a decrease in our advertising revenue. From time to time we may undertake initiatives that we believe will increase our advertising revenues but may result instead in decreased advertising revenues. In addition, our advertising revenue may fluctuate, and may fluctuate in the future, due to changes in the online advertising market, including extreme fluctuations in online advertising spending patterns and advertising rates. In addition, Internet advertisements are reportedly becoming a means to distribute viruses over the Internet. If this practice becomes more prevalent, it could result in consumers becoming less inclined to click through online advertisements, which could adversely affect the demand for Internet advertising. We do not have any long-term agreements with advertisers. However, once such relationships are established with our future advertisers, any termination, change or decrease in our advertising relationships could have a material adverse affect on our revenues and profitability. If we do initiate, maintain in the future or increase advertising revenues, our business, results of operations and financial conditions will be materially adversely affected.

OUR BUSINESS COULD BE SHUT DOWN OR SEVERELY IMPACTED BY A CATASTROPHIC EVENT.

Our computer equipment and the telecommunications infrastructure of our third-party network providers are vulnerable to damage from fires, earthquakes, floods, power loss, telecommunications failures, terrorism and similar events. Despite our implementation of network security measures, our servers are also vulnerable to computer viruses, worms, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering of our computer systems. In addition, we do not maintain redundant capabilities for Hazzsports.com and any of these events could result in a significant and extended disruption of services. Currently, we do not have a disaster recovery plan to address these and other vulnerabilities. As a result, it would be difficult to operate the business of the Company in the event of a disaster. Any prolonged disruption of our services due to these, or other events would severely impact or shut down the business of the Company. Our insurance may not be sufficient to cover, if at all, losses that may occur as a result of any events which cause interruptions to our services.

MARKETING ACTIVITIES, WHICH ARE VERY IMPORTANT TO THE FUTURE SUCCESS AND FUTURE GROWTH OF OUR BUSINESS, MAY NOT BE SUCCESSFUL.

We will use online advertising to promote our social networking services to potential new free members. We intend to structure our online advertising arrangements in that we will pay a fee for each new free account registration generated through a particular advertisement. Generally, the cost of online advertising has been increasing in recent periods, which has resulted in an increase in general marketing expenditures. If the cost of online advertising continues to escalate, we may in the future experience decreases in the number of new account registrations unless we increase our marketing expenditures. However, increases in our marketing expenditures could adversely impact our profitability, and there can be no assurance that our marketing activities will be successful.

OUR SOCIAL NETWORKING BUSINESS RELIES HEAVILY ON EMAIL CAMPAIGNS, AND ANY RESTRICTIONS ON THE SENDING OF EMAILS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our business is highly dependent upon email. Our emails will generate the majority of the traffic on Hazzsports.com. Each month, a significant number of email addresses for our social networking become invalid. This disrupts our ability to email these members. Further, social networking members cannot contact or interact with members with invalid emails, which undermines the key reason that members use social networking services. Because of the importance of email to our business, if we are unable to successfully deliver emails to our members, our revenue and profitability would be adversely affected.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, regulates the distribution of commercial emails. Among other things, the CAN-SPAM Act provides a right on the part of an email recipient to request the sender to stop sending messages. In compliance with the CAN-SPAM Act, we do not send commercial emails to our members if they elect to opt-out of receiving these emails. As a result, an increase in the number of members who opt-out of receiving commercial emails from us could adversely affect our business. In addition, voluntary actions by third-parties to block, impose restrictions on, or charge for the delivery of, emails through their email systems could materially and adversely impact our business. From time to time, Internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our members. Any disruption or restriction on the distribution of emails or increase in the associated costs could adversely impact our ability to continue our email campaigns, which would materially and adversely affect our revenues and profitability.

IF WE ARE UNABLE TO DEVELOP NEW OR ENHANCED FEATURES OR FAIL TO PREDICT OR RESPOND TO EMERGING TRENDS AND CONSUMERS' CHANGING NEEDS, OUR BUSINESS AND FINANCIAL RESULTS WILL SUFFER.

Our future success will depend in part on our ability to modify or enhance Hazzsports.com features to meet consumer demands, add features and address technological advancements. If we are unable to predict consumer preferences or industry changes, or if we are unable to modify Hazzsports.com features in a timely manner, we may lose members and future advertisers. New features may be dependent upon our obtaining needed technology or services from third parties, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We will spend significant resources developing and enhancing our features. However, new or enhanced features may have technological problems or may not be accepted by consumers or advertisers. There can be no assurance that new designs or features will be launched as anticipated or will be commercially successful. If we are unable to successfully develop, acquire or implement new features or enhance our existing features in a timely and cost-effective manner, our business and results of operations may be adversely affected.

IF OUR SECURITY MEASURES ARE BREACHED AND UNAUTHORIZED ACCESS IS OBTAINED TO OUR MEMBERS' PERSONAL DATA, WE MAY INCUR SIGNIFICANT LIABILITIES, OUR SYSTEMS MAY BE PERCEIVED AS NOT BEING SECURE AND CONSUMERS MAY STOP USING OUR SERVICES.

The services that we offer involve the storage of large amounts of subscriber information, including our members' personal data. If our security measures are breached as a result of third-party action, employee error, malfeasance, or otherwise, we could be subject to liability. Our security measures may not be effective in preventing these types of activities. In addition, the security measures of any third-party data center, technical support, customer service operations or other vendors may not be adequate. Because techniques used to obtain unauthorized access to, or to sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventive measures. Our members or third-parties may assert liability claims against us as a result of any failure by us or third-parties to prevent security breaches or the unauthorized disclosure of our members' information, failure to comply with applicable data protection laws, or our own posted privacy policies, and other activities. In addition to potential legal liability, these activities may adversely impact our reputation and may interfere with our ability to provide our services, all of which could adversely impact our business.

ASSERTIONS BY A THIRD-PARTY THAT WE INFRINGE UPON ITS INTELLECTUAL PROPERTY COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION, EXPENSIVE LICENSES OR THE INABILITY TO OPERATE AS PLANNED.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to provide our services or develop new services and features, which could make it more difficult for us to operate our business. Any litigation or claims, whether or not valid, could be time-consuming, expensive to litigate or settle and could divert our managements' attention and financial resources.

If we are determined to have infringed upon a third-party's intellectual property rights, we may be required to pay substantial damages, stop using technology found to be in violation of a third-party's rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. We may also be required to develop alternative non-infringing technology that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business and results of operations could be harmed.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM UNAUTHORIZED USE OR INFRINGEMENT BY THIRD-PARTIES.

We have pursued the registration of our trademarks and service marks in the United States.  The Company owns two trademarks, which are registered with the United States Patent and Trademark Office, Trademark Registration No. 3,609,416 and Trademark Registration No. 3,521,870.  Trademark Registration No. 3,609,416 is for the Hazzsports.com logo and Trademark Registration No. 3,521,870 is for the wording Hazzsports.com.  The Company also has two pending Trademark applications, Serial Number 77400771 and Serial Number 77400786.  Both of these trademark applications are in regards to slogans that the Company wishes to trademark.  The first slogan is “The Ultimate Place for Sports” and the other slogan is “It’s better to be a Hazz been than a never was.”

We cannot assure that any future trademark registrations will be issued for pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our proprietary rights.

The steps we have taken to limit access to, and disclosure of, our proprietary information may not prevent unauthorized use of our technology.  Moreover, others may independently develop technologies that are competitive with ours or infringe our intellectual property.  We cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property rights.  Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

IF WE ARE UNABLE TO PROTECT OUR DOMAIN NAMES, OUR REPUTATION AND BRANDS COULD BE ADVERSELY AFFECTED.

We will hold the domain name registration of Hazzsports.com. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is in flux. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find Hazzsports.com and our services.

CHANGES IN LAWS AND REGULATIONS AND NEW LAWS AND REGULATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

We are subject to a variety of federal, state and local laws and regulations, including those relating to issues such as user privacy and data protection, defamation, pricing, advertising, taxation, contests and sweepstakes, promotions, billing, content regulation, bulk email or "spam," anti-spyware initiatives, security breaches and consumer protection.  Compliance with the various laws and regulations, which in many instances are unclear or unsettled, is complex. Any changes in such laws or regulations, the enactment of any additional laws or regulations, or increased enforcement activity of such laws and regulations, could significantly impact our costs or the manner in which we conduct business, all of which could adversely impact our results of operations and cause our business to suffer.

The Federal Trade Commission and certain state agencies have investigated Internet companies in connection with consumer protection and privacy matters. The federal government has also enacted consumer protection laws, including laws protecting the privacy of consumers' nonpublic personal information. Our failure to comply with existing laws, including those of foreign countries in which we operate, the adoption of new laws or regulations regarding the use of personal information or an investigation of our privacy practices could increase the costs of operating our business.

In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. The Internet Tax Freedom Act, which placed a moratorium on new state and local taxes on Internet commerce, is in effect. Future laws imposing taxes or other regulations on the provision of goods and services over the Internet could make it substantially more expensive to operate our business.

BECAUSE NEW LEGISLATION, INCLUDING THE SARBANES-OXLEY ACT OF 2002, INCREASES THE COST OF COMPLIANCE WITH FEDERAL SECURITIES REGULATIONS AS WELL AS THE RISKS OF LIABILITY TO OFFICERS AND DIRECTORS, WE MAY FIND IT MORE DIFFICULT FOR US TO RETAIN OR ATTRACT OFFICERS AND DIRECTORS.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

WE MAY BE REQUIRED TO SEEK ADDITIONAL FUNDING, AND SUCH FUNDING MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased investment in capital equipment or the acquisition of businesses or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely.

BECAUSE TWO OF OUR DIRECTORS AND CORPORATE OFFICERS ARE MARRIED, THEY COLLECTIVELY OWN 71% OF THE COMPANY.  MS. CHRISTINA MABANTA, OWNS 56% OF OUR OUTSTANDING COMMON STOCK AND MR. CHARLES HAZZARD OWNS 15% OF OUR OUTSTANDING COMMON STOCK.  THUS, INVESTORS MAY FIND THAT CORPORATE DECISIONS INFLUENCED BY THEM MAY BE INCONSISTENT WITH THE BEST INTERESTS OF OTHER STOCKHOLDERS.

Ms. Christina Mabanta serves as the Chief Financial Officer, Secretary and as a Director of the Company.  She owns 8,000,000 or 56% of the outstanding shares of our common stock.  Mr. Charles Hazzard serves as the Chief Financial Officer, President and as a Director of the Company.  He owns 2,148,000 or 15% of the outstanding shares of our common stock.  Because Ms. Mabanta and Mr. Hazzard are married, and thus collectively own 71% of the outstanding shares of our common stock, they will have significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.

BECAUSE MS. CHRISTINA MABANTA AND MR. CHARLES HAZZARD COLLECTIVELY OWN 71% OF OUR OUTSTANDING COMMON STOCK, THE MARKET PRICE OF OUR SHARES WOULD MOST LIKELY DECLINE IF THEY WERE TO SELL A SUBSTANTIAL NUMBER OF SHARES ALL AT ONCE OR IN LARGE BLOCKS.

Ms. Christina Mabanta and Mr. Charles Hazzard collectively own 10,148,000 shares of our common stock which equates to 71% of our outstanding common stock.  There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the Registration Statement of which this prospectus forms a part.  If our shares are publicly traded on the Over-The-Counter Bulletin Board, Ms. Mabanta and Mr. Hazzard will eventually be eligible to sell their shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing market prices for our common stock.

GENERAL ECONOMIC AND MARKET CONDITIONS

The success of our activities may be affected by general economic conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances.

General economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances may affect the success of the Company.

The market for specific products or services offered by the Company may adversely change, thereby reducing the value of our shares of common stock.  The general economic prospects of the United States or any general fluctuations in the capital markets may also affect the value of the shares of common stock.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS.

We may experience fluctuations in our operating results due to a number of factors, including the level of our expenses, the degree to which we encounter competition in our markets and general economic conditions.  As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

WE WILL BE DEPENDENT UPON KEY PERSONNEL FOR OUR FUTURE SUCCESS. IF WE LOSE ANY MEMBER OF OUR MANAGEMENT TEAM, OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY COULD BE SIGNIFICANTLY HARMED.

We will depend on the diligence, skill and network of business contacts of the members of our management. Our future success will depend to a significant extent on the continued service and coordination of the senior management team, particularly Ms. Christina Mabanta and Mr. Charles Hazzard. The departure of either Ms. Mabanta or Mr. Hazzard could have a material adverse effect on our ability to achieve our business objectives.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL DEPEND ON OUR ABILITY TO MANAGE OUR FUTURE GROWTH EFFECTIVELY.

We are subject to the business risks and uncertainties associated with any new business enterprise. Our ability to achieve our business objectives will depend on our ability to grow. In the future, will need to hire, train, supervise and manage new employees. Failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to this Offering

IF OUR STOCK PRICE FLUCTUATES, INVESTORS COULD LOSE A SIGNIFICANT PART OF THEIR INVESTMENT.

The market price of our common shares may be influenced by many factors, some of which are beyond our control, including announcements by us or our competitors of significant contracts, productions, acquisitions or capital commitments, variations in quarterly operating results, general economic conditions, terrorist acts, future sales of our common shares and investor perception of us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the Registration Statement of which this Prospectus forms a part.  However, our shares may never be traded on the Over-The-Counter Bulletin Board, or, if traded, a public market may not materialize.  If our common stock is not traded on the Over-The-Counter Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

IF THE SELLING SHAREHOLDERS SELL A LARGE NUMBER OF SHARES ALL AT ONCE OR IN BLOCKS, THE MARKET PRICE OF OUR SHARES WOULD MOST LIKELY DECLINE.

The selling shareholders are offering 4,100,000 shares of our Common stock through this prospectus. Our Common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the Common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent 29% of the common shares outstanding as of the date of this Prospectus.

BECAUSE WE WILL BE SUBJECT TO THE “PENNY STOCK” RULES ONCE OUR SHARES ARE QUOTED ON THE OVER-THE-COUNTER BULLETIN BOARD, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

IF OUR SHARES ARE QUOTED ON THE OVER-THE-COUNTER BULLETIN BOARD, WE WILL BE REQUIRED TO REMAIN CURRENT IN OUR FILINGS WITH THE SEC AND OUR SECURITIES WILL NOT BE ELIGIBLE FOR QUOTATION IF WE ARE NOT CURRENT IN OUR FILINGS WITH THE SEC.

In the event that our shares are quoted on the Over-The-Counter Bulletin Board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the Over-The-Counter Bulletin Board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the Over-The-Counter Bulletin Board, investors in our common stock may find it difficult to sell their shares.

STATE SECURITIES LAWS MAY LIMIT SECONDARY TRADING, WHICH MAY RESTRICT THE STATES IN WHICH YOU CAN SELL THE SHARES OFFERED BY THIS PROSPECTUS.

If you purchase shares of our common stock sold by the selling stockholders in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

STATE SECURITIES - BLUE SKY LAWS

Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue-Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the shares of our common stock for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this Prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

All shares being offered will be sold by existing shareholders without our involvement; consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this Prospectus are offering all of the 4,100,000 shares of common stock offered through this Prospectus.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of March 31, 2009 including:

1.	The number of shares owned by each prior to this offering;
2.	The total number of shares that are to be offered by each;

3.	The total number of shares that will be owned by each upon completion of the offering;
4.	The percentage owned by each upon completion of the offering; and
5.	The identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this Prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 14,100,000 shares of Common stock outstanding on March 31, 2009.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering, assuming the Shareholder sells all of their Shares.	Percent Owned Upon Completion of this Offering, assuming that the Shareholder sells all of their Shares.
Doreen Action	50,000	50,000	Zero	Zero
Hank Alberts	1,000	1,000	Zero	Zero
Gene Barr	1,000	1,000	Zero	Zero
John Bates	1,000	1,000	Zero	Zero
Sandra J. Bowell	400,000	400,000	Zero	Zero
Garrick Boyd	30,000	30,000	Zero	Zero
Mark W. Bullard	1,000	1,000	Zero	Zero
Max Clark	1,000	1,000	Zero	Zero
Sue Clark	1,000	1,000	Zero	Zero
David Scott Clegg	25,000	25,000	Zero	Zero
Concepcion Industries	200,000	200,000	Zero	Zero
Alejandro Diaz	1,000	1,000	Zero	Zero
Fauscom Investment LTD	350,000	350,000	Zero	Zero
Chuck Feingold	1,000	1,000	Zero	Zero
Jan Ferrante	30,000	30,000	Zero	Zero
Earl Fritz	20,000	20,000	Zero	Zero
Harry & Geraldine Gordon Trust	150,000	150,000	Zero	Zero
Ulrich Gottschling	1,000	1,000	Zero	Zero
Charlie Hazzard	15,000	15,000	Zero	Zero
Robert Hicks	30,000	30,000	Zero	Zero
Horwitz, Cron & Jasper, PLC	290,000	290,000	Zero	Zero
Fraser Inouye	30,000	30,000	Zero	Zero
Michael Jacobsen	10,000	10,000	Zero	Zero
Bernard C. Jasper	1,000	1,000	Zero	Zero
Matt Jennings	1,000	1,000	Zero	Zero

Robert Jennings	1,000	1,000	Zero	Zero
Robert Jerhoff	100,000	100,000	Zero	Zero
Robert Jewell	1,000	1,000	Zero	Zero
Matthew Jong	100,000	100,000	Zero	Zero
Richard Katz	20,000	20,000	Zero	Zero
David Keleman	1,000	1,000	Zero	Zero
Ray Kirkpatrick	15,000	15,000	Zero	Zero
Kenneth Kuczka	15,000	15,000	Zero	Zero
Derek Lanser	20,000	20,000	Zero	Zero
Barry J. Lee	10,000	10,000	Zero	Zero
Brent Lincowski	88,000	88,000	Zero	Zero
Fransisco Ma	100,000	100,000	Zero	Zero
Concepcion Mabanta	350,000	350,000	Zero	Zero
Fausto Mabanta	250,000	250,000	Zero	Zero
Justin Mabanta	350,000	350,000	Zero	Zero
Melissa Mabanta	350,000	350,000	Zero	Zero
Mark Molenaar	1,000	1,000	Zero	Zero
Kevin O’Neil	5,000	5,000	Zero	Zero
Ken Oppeltz	1,000	1,000	Zero	Zero
Robert Orcott	1,000	1,000	Zero	Zero
Brady Osmond	1,000	1,000	Zero	Zero
Ron Osmond	1,000	1,000	Zero	Zero
Todd Palmer	1,000	1,000	Zero	Zero
John Panasuk	1,000	1,000	Zero	Zero
Fern Petit	1,000	1,000	Zero	Zero
Redcroft Consulting	30,000	30,000	Zero	Zero
Lawrence T. Redlinger	20,000	20,000	Zero	Zero
Jack Sanders	1,000	1,000	Zero	Zero
Marvin James Schiff Survivors Trust	150,00	150,000	Zero	Zero
Vanessa Tina Schiff Trust	150,00	150,000	Zero	Zero
Eric Schmidt	10,000	10,000	Zero	Zero
John Schmidt	1,000	1,000	Zero	Zero
Ross Seymour	1,000	1,000	Zero	Zero
Brian E. Sims	100,000	100,000	Zero	Zero
Kevin Sutherland	1,000	1,000	Zero	Zero
Marilyn Sutherland	20,000	20,000	Zero	Zero
Susan Ternes	20,000	20,000	Zero	Zero
Jim Tilton & Stephanie Tilton	1,000	1,000	Zero	Zero
Anitha Vasireddi	100,000	100,000	Zero	Zero
Ashlee Vingle	25,000	25,000	Zero	Zero
Eddie Wenrick	1,000	1,000	Zero	Zero
Arianne Westby	1,000	1,000	Zero	Zero
Paul Westby	1,000	1,000	Zero	Zero
Harry W. White	10,000	10,000	Zero	Zero
John Williams & Shawna Williams JT Ten	1,000	1,000	Zero	Zero
Victor L. Yokoi	15,000	15,000	Zero	Zero
Suyong Yoo	15,000	15,000	Zero	Zero
Dale Zch	1,000	1,000	Zero	Zero
Total:	4,100,000	4,100,000

Other than as set forth below, none of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at anytime within the past three years; or (2) has ever been one of our officers or directors:

1.
Lawrence Horwitz served as the president, secretary, Treasurer and as the sole director on the board of directors from March 25, 1999 until April 1999.  From 2000-2003, Lawrence Horwitz served as the president, secretary, treasurer and as the sole director on the board of directors.  From 2004-2007, Lawrence Horwitz served as the secretary, treasurer and as a director on the board of directors.

2.	Eric Schmidt served as president of the Company from May of 1999 to the end of the year. Eric Schmidt also served as the president of the Company from 2004-2007.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.50 per share until such time as the shares of our common stock become traded on the Over-The-Counter Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

DESCRIPTION OF SECURITIES

Common Stock

We have 100,000,000 common shares authorized, with a par value of $0.001 per share, of which 14,100,000 shares were outstanding as of March 31, 2009.

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the Company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of the common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Stock Options

In 2008 we adopted a stock option plan.  In the stock option plan of 2008 we reserved up to 1,400,000 options which were granted to Mr. Charles Hazzard, Ms. Christina Mabanta and nine independent contractors to have the option to acquire the common stock of the Company at $0.50 per share.  Such options to purchase up to 1,400,000 shall be outstanding for a term of two years which such term shall commence on the start date when the common stock of the Company begins trading on the Over-The-Counter Bulletin Board.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Our transfer agent is Quicksilver Stock Transfer, LLC who is located at 6623 Las Vegas Blvd. South, #255, Las Vegas, NV 89119.

INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.  Horwitz, Cron & Jasper, P.L.C., owns 290,000 shares of the Company.

The law firm of Horwitz, Cron & Jasper, P.L.C, our legal counsel, has provided an opinion on the validity of our common stock.

Moore & Associates, Chtd., Certified Public Accountants, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report.  Moore & Associates, Chtd. has presented their report with respect to our audited financial statements.  The report of Moore & Associates, Chtd. is included in reliance upon their authority as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

In General

Game Plan Holdings, Inc., a Nevada corporation, doing business as Hazzsports.com (the “Company”), owns and operates a social networking website, www.Hazzsports.com (“Hazzsports.com”).  Hazzsports.com is a new online social networking website that offers an interactive resource for sports enthusiasts.  This new online community provides a free area on the web for athletes, sports fans, coaches and friends to network socially and professionally with each other.  Hazzsports.com will also provide its users with the ability to showcase their talents and abilities to coaches and scouts.  The Company has a limited operating history, thus there is little information upon which to base an evaluation of our business and prospects. We lack any meaningful financial history against which a potential investor can judge our performance or that, if known, would be of assistance in evaluating our business prospects or the merits of investing in the Company.  We compete against several competitors, many of which are larger and have greater financial resources and better access to capital markets than us.

Our plan of operations is to attract advertisers and thus grow our website, Hazzsports.com, which will allow us to diversify the website to include additional services and products.

Industry Background

Online Social Networking

Online social networking is rapidly growing and evolving to include a broad spectrum of Web sites and online services. From a category that attracted a relatively small number of users a few years ago, social networking Web sites now attract millions of users worldwide.  The popularity of such social networking Web sites is because people have an innate desire to connect with others, be part of a community, express themselves and maintain personal relationships.  Generally, relationships are based on similar affiliations which are related to shared experiences such as family, school, hobbies or the workplace. People seek to nurture these relationships as well as other affiliations, such as those based on common interests, hobbies and trends.

The Internet has helped bridge boundaries as a new communication platform. Email was an early means by which people communicated on the Internet. However, email by itself does not connect people with common interests and backgrounds. Online social networking Web sites were developed to facilitate the social interaction of large numbers of individuals and are becoming increasingly popular for socializing with friends, family and colleagues. Widespread adoption of broadband Internet access, digital photography and online video has also served as a catalyst for growth in online social networking, facilitating the sharing of content over the Internet.

Social networking Web sites fulfill a number of different needs, allowing users to find and connect with individuals from their past and interface with new people based on shared interests, goals or other criteria. As such, generally social networking users choose to participate in and develop affiliations through more than one online social networking service. These Web sites and services are used by individuals to post content about themselves and to comment on the content posted by others. Users of social networking services may interact and communicate through email as well as through a variety of other online forums, including instant messaging, blogging, the posting of pictures and videos, voice chat and discussion groups. Many social networking services provide users with tools that enable individuals to identify, build and maintain personal networks from their relevant affiliations.

Many advertisers, recognizing that consumers spend an increasing amount of time online, view social networking Web sites as an attractive marketing medium for their products and services.  However, certain aspects of many social networking Web sites pose challenges for advertisers.  For example, many branded advertisers want the ability to deliver targeted advertisements to users with certain desirable demographics and demonstrated purchasing ability.  However, not all social networking Web sites collect comprehensive demographic data on their members, and many enable users to create "alias" identities whose related profiles may contain incomplete or inaccurate information. In addition, members on social networking Web sites may post forms of user generated content with which advertisers may not want their products or services to be associated.

Many social networking Web sites also face challenges in attracting, retaining and monetizing online audiences. While there is a wide range of online social networking Web sites available today, only a limited number have demonstrated an ability to build large-scale and sustainable audiences. Scale in a social network is required to create a "network effect," where members of the network benefit from the presence of other members, potentially accelerating growth in user activity and Web site visits. In addition, only a limited number of social networking Web sites has demonstrated that users are willing to pay for online social networking services.

Competition

We compete against numerous competitors and others in the business, many of which are larger and have greater financial resources and better access to capital markets than us. Our social networking website, Hazzsports.com, joins the growing market of social networking e-commerce websites.  Social networking sites have become increasingly popular and such websites as MySpace and Facebook are the largest and most expansive social networking sites on the web.

There can be no assurance that any competitors will not develop social networking websites which will offer products and services which are similar, or even superior to, the products and services which we intend to offer. This will mean, among other things, increased costs in the form of marketing and customer services.  Generally, this will have a significant negative effect on our business.

There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

Our Strategy

Our objective is to continue to grow our position in the online social networking venue with the following key elements of our business plan:

We intend to continue to increase and improve our service through Hazzsports.com.

•
We will provide a new online community with a free area on the web for athletes, sports fans, coaches and friends to network socially and professionally with each other where members will be able to showcase their talents and abilities to coaches and scouts.

•
We intend to enhance the functionality of Hazzsports.com to provide our members with an easier and more entertaining way to interact and share a wider variety of content, such as video emails and enhanced profile functionality.

•
We also plan to setup strategic partnerships with companies that have already established themselves in the 15-35 age market. These partnerships may include sporting event sponsorships and/or sports educational programs at the high school or college level.  HazzSports.com has already forged a strategic partnership with the Canadian Junior Golf Association, Jr. Linkters, American Junior Golf Association, Golf Week, Vegas Golfer Magazine, The High School Baseball Web and the British Columbia Baseball League.  Hazzsports.com marketing campaign will focus on driving volume to the website by distributing promotional items, word of mouth, and advertisements.

We plan to continue to increase awareness of Hazzsports.com in order to expand our membership base.

•	We intend to improve the registration process on Hazzsports.com, with the goal of making registration user-friendly and effective.
•
We intend on sending out professional photographers to local sporting events. These photographers will be taking pictures and handing out cards to the athletes and their parents so that they can download the pictures for a fee from HazzSports.com.

We intend to increase both subscription and advertising revenues by enhancing the value of our services to our members as well as to advertisers.

•
We intend to drive additional social networking subscription revenues by developing our Interactive Streaming Sports Talk Radio.  In effect, we will attract free members to subscribe to Hazzsports.com and then encourage them to upgrade their account with the Interactive Streaming Sports Talk Radio feature.  However, we intend to continually expand our pay features to provide more reasons for our free members to convert to paying subscribers.

•
We believe our strategy of enhancing member experience and engagement on Hazzsports.com will increase the frequency of visits and the time spent on Hazzsports.com, resulting in both increased advertising inventory and targeting opportunities. We intend to capitalize on this opportunity and increase our advertising revenues by working with brand advertisers seeking to reach relevant online consumers.

•
We intend in the future to develop additional sophisticated methods for designing advertising campaigns for our members that are specifically tailored to an individual's personal interests, purchasing behavior and demographic profile.

We intend to pursue strategic acquisitions and expansion opportunities.

•
We intend to actively identify and assess a variety of strategic businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, expand our geographic reach or that complement our existing businesses.

•	We plan to continue to evaluate opportunities to expand upon our business plan.

Our Services

Below are the following current and future lines of business of Hazzsports.com:

Website

Hazzsports.com has focused its immediate strategy to rapidly acquire a large member base.  Our member volume objective is to secure over 10,000 members within the next 12 months, with a goal of reaching 2,000,000 members in the next two years. Hazzsports.com is focusing on driving the sports community to the website via email marketing and search engine optimization. We believe that these strategic forces will produce a large number of new potential members which will generate revenue.

To access the free membership service, HazzSports.com visitors will be invited to join as members and complete a brief membership form. The member must have a valid email address, provide a password and create a username.  There will be no additional fees for a full membership.  Members can then elect to build their profile and provide information about their personal interests, post photos and videos and post blogs.

Members have free access to the following features:

•	Members can use our search feature to locate individuals who are also members in our member database.
•	Members can post information about themselves, including personal profiles, biography information, and photos.
•	Members can view other members' posted information, including personal profiles, biography information, and photo albums.

•	Members have access to, and can read messages posted on our message boards.
•	Members can communicate using the Instant Message and Chat Room features.
•	Members can get up-to-the-minute sports news, scores and player statistics.
•	Members can schedule events and tournaments on their own personal calendar.
•	Members can play over 400 free arcade games.

Email Marketing

Popular networks, such as Facebook and MySpace, have subscriber volumes measuring in the hundreds of millions. To target members from the aforementioned popular networks, our campaign includes setting up awareness profiles on Facebook and MySpace to promote and educate the general public in regards to our site. These awareness profiles will function as informational flyers on the Internet.  This type of initial marketing strategy is free and can be used to interact with our target market.

Photo Events

Hazzsports.com is currently in the Beta testing phase of our Photo Events Application.  We will be sponsoring key sporting events where we will have professional photographers taking pictures of the athletes at the events. This application will allow our members to view, download, or purchase photos of themselves that one of our photographers has taken during the course of the event. Members will be able to download their photos for free with the Hazzsports.com watermark on the photo.  If our members wish to have the watermark removed, or if they would like prints sent to them, they will be prompted to pay for those services.

Affiliate Programs

Hazzsports.com will offer itself as an affiliate to strategic partners.  We are currently reviewing a proposal from sporting goods retailers looking to sell their products through Hazzsports.com.   In return for providing a space on Hazzsports.com for these retailers to sell their products, we will in turn receive a percentage of each sale.

The Company has financed its business plan with funds provided by management, as well as outside capital.  The Company’s strategy is to focus on activities that generate cash flow in the short term to cover present operating expenses, to develop contacts and alliances and to fund future projects.

The Company has recruited or is in the process of recruiting senior level executive talent to expand contacts, manage assets and increase our ability to raise funds.

Advertising Sales

In the future, we are planning that a portion of our revenue from our social networking services will be derived from advertising fees.  Such fees will be generated from the display of third-party registration offers at the end of our account registration process and other display advertisements referring members to third-party Web sites or services. We plan that the advertising on Hazzsports.com will include text and graphic placements on the member home page and profile pages.  We plan on attracting a wide range of advertisers to Hazzsports.com, and we plan to engage in a variety of promotions and integrated offerings with advertisers.

Marketing

Our primary marketing efforts have been focused on attracting new members via a word of mouth campaign. However, we also plan to engage in a variety of other marketing activities which will include online search initiatives, sponsorships and, from time to time, radio, television and print advertising. To drive more potential members to Hazzsports.com without incurring additional costs, we are planning on implementing and evaluating additional methods to increase the probability that Hazzsports.com will be represented in the search results of online search engines. In addition, we are evaluating a number of methods to enhance the network effect of our services to encourage members to invite friends and family to join Hazzsports.com. We intend to continue to evaluate and engage in a variety of marketing channels to cost effectively acquire new members and promote our brands.

Government Regulations

We are subject to state, federal and international laws and regulations applicable to online commerce, including user privacy policies, product pricing policies, Web site content and general consumer protection laws. Laws and regulations have been adopted, and may be adopted in the future, that address Internet-related issues, including online content, privacy, online marketing, unsolicited commercial email, taxation, pricing and quality of products and services. Some of these laws and regulations, particularly those that relate specifically to the Internet, were adopted relatively recently and their scope and application may still be subject to uncertainties. Interpretations of these laws, as well as any new or revised law or regulation, could decrease demand for our services, increase our cost of doing business, result in liabilities for us, restrict our operations or otherwise cause our business to suffer. Our failure, or the failure of our business partners, to accurately anticipate the application of these laws and regulations, or to comply with such laws and regulations, could create liability for us, result in adverse publicity and negatively affect our businesses.

Privacy, Data and Consumer Protection

The FTC and many state attorneys general are applying federal and state consumer protection laws to the online collection, use and dissemination of personal information and the presentation of Web site content. These regulations include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of certain types of information and provide users with the ability to access, correct and delete some of their personal information stored by us. These regulations also include enforcement and redress provisions. The specific limitations imposed by these regulations are subject to interpretation by courts and other governmental authorities. In addition, the FTC has conducted investigations into the privacy practices of companies that collect personal user information over the Internet and the use and disclosure of that information. We may become subject to the FTC's regulatory and enforcement efforts with respect to current or future regulations, or those of other governmental bodies, which may adversely affect our ability to collect demographic and personal information from members and our ability to use this information in our communications to members, which could adversely affect our marketing efforts. We believe that our information collection and disclosure policies comply with existing laws, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business. In addition, in the European Union member states and other foreign countries, data protection is even more highly regulated and rigidly enforced. To the extent that we further expand our business into these countries, we expect that compliance with these regulations will be more burdensome and costly for us.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, regulates the distribution of commercial emails. Among other things, the CAN-SPAM Act provides a right on the part of an email recipient to request the sender to stop sending messages and establishes penalties for the sending of email messages which are intended to deceive the recipient as to source or content. At this time, we are applying the CAN-SPAM Act requirements to our email communications, and believe that our email practices comply with the requirements of the CAN-SPAM Act.

The Digital Millennium Copyright Act of 1998, or DMCA, among other things, creates limitations on the liability of online service providers for copyright infringement when users of a service post materials that infringe the copyrights of third-parties, as long as the service provider complies with the statutory requirements of the act (including taking down or blocking infringing material). The DMCA, however, does not eliminate potential service provider liability completely. To the extent we are held liable for content posted by our users, the DMCA notwithstanding, it could be potentially costly and harm our reputation or otherwise affect the growth of our business.

The Communications Decency Act of 1996, or CDA, regulates content of material on the Internet, and provides immunity to providers of interactive computer services for claims based on content posted by third-parties. The CDA and the case law interpreting it provide that an interactive computer service provider is immune from liability for obscene, defamatory or other illegal content posted by users of its service unless such service provider engages in activities whereby it may be deemed itself to have been involved in creating or developing the content. If we are held liable for content posted by our users it could be potentially costly and harm our reputation or otherwise affect the growth of our business.

The Child Online Protection Act and the Children's Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from children under 13. The failure to accurately apply or interpret either of these Acts could create liability for us, result in adverse publicity and negatively affect our business.

We may also be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers. Compliance with these laws, or the adoption or modification of laws applicable to Internet advertising or marketing, could affect our ability to market our services, decrease the demand for our services, increase our costs or otherwise adversely affect our business.

Employees

The Company has one employee, Mr. Charles Hazzard, who serves as the Company’s Chief Executive Officer.  We conduct our business largely through agreements with consultants and other independent third parties.

Subsidiaries

We do not currently have any subsidiaries.

Patents

We do not own, either legally or beneficially, any patent.

Trademarks

The Company owns two trademarks which are registered with the United States and Patent and Trademark Office, Trademark Registration No. 3,609,416 and Trademark Registration No. 3,521,870.  Trademark Registration No. 3,609,416 is for the Hazzsports.com logo and Trademark Registration No. 3,521,870 is for the wording Hazzsports.com.  The Company also has two pending Trademark applications, Serial Number 77400771 and Serial Number 77400786.  Both of these trademark applications are in regards to slogans that the Company wishes to trademark.  The first slogan is “The Ultimate Place for Sports” and the other slogan is “It’s better to be a Hazz been than a never was.”

Licenses and Royalties

We do not have any license or royalty agreements in place.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock.  We plan to file an application for trading of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of this Registration Statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the Over-The-Counter Bulletin Board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission that:

1.	Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
2.
Contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;

3.	Contains a brief, clear, narrative description of a dealer market, including bid and asking price for penny stocks and the significance of the spread between the bid and asking price;
4.	Contains a toll-free telephone number for inquiries on disciplinary actions;
5.	Defines significant terms in the disclosure document or in the conduct of trading in penny stocks;
6.	Contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

1.	Bid and offer quotations for the penny stock;
2.	The compensation of the broker-dealer and its salesperson in the transaction;
3.	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
4.	A monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 75 holders of record of our common stock.

Rule 144 Shares

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least 180 days is entitled to sell his or her shares.  However, Rule 144 is not available to shareholders for at least one year subsequent to an issuer that previously met the definition of Rule 144(i)(1)(i) having publicly filed, on Form 8K, the information required by Form 10.

As of the date of this prospectus, all of the selling shareholders have held their shares for more than 180 days, however it has not been at least one year since the company filed the Form 10 Information on Form 8K as contemplated by Rule 144(i)(2) and (3).  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to:

1.	Become a reporting company with the Commission under the Securities Exchange Act of 1934;
2.	Enable our common stock to be traded on the Over-The-Counter Bulletin Board.

We are filing this S-1 Registration Statement with the Commission to cause us to become a reporting company with the Commission under the 1934 Act. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the Over-The-Counter Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with expanding Hazzsports.com, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and trading on the Over-The- Counter Bulletin Board should increase our ability to raise these additional funds from investors.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited consolidated financial statements for the fiscal year ended December 31, 2006 through December 31, 2008 and for the quarter ended March 31, 2009.

PAGE #
Report of Independent Certified Public Accounting Firm	F-2
Balance Sheet for Fiscal Years 2006, 2007 and 2008	F-3
Statement of Operations for Fiscal Years 2006, 2007 and 2008	F-4
Statement of Cash Flows for Fiscal Years 2006, 2007 and 2008	F-5
Statement of Stockholders’ Equity for Fiscal Years 2006, 2007 and 2008	F-6 - F-7
Notes to Financial Statements	F-8 - F-13
Balance Sheet for Quarter Ended March 31, 2009	F-14
Statement of Operations for Quarter Ended March 31, 2009	F-15
Statement of Cash Flows for Quarter Ended March 31, 2009	F-16
Statement of Stockholders’ Equity for Quarter Ended March 31, 2009	F-17 - F-18
Notes to Financial Statements	F-19 - F-24

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Game Plan Holdings, Inc.
(A Development Stage Company)

We have reviewed the accompanying balance sheet of Game Plan Holdings, Inc. (A Development Stage Company) as of March 31, 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the three-month periods ended March 31, 2009 and 2008, and from inception on March 25, 1999 through March 31, 2009.  These interim financial statements are the responsibility of the Corporation’s management.

We conduct our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Game Plan Holdings, Inc. (A Development Stage Company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended (not presented herein); and in our report dated April 30, 2009, we expressed an unqualified opinion with a going concern paragraph on those financial statements.  In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2008 is fairly stated, in all material respects, in relations to the balance sheet from which it has been derived.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
June 30, 2009

6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7499 FAX: (702)253-7501

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

	December 31, 2008	December 31, 2007	December 31, 2006

ASSETS

Current Assets
Cash	$508,962	$265,855	$-
Canadian Marketable Securities (pledged)	3,542	15,926
US Marketable Securities	6,577	11,940	-
Investment in Sparrow	2,811	-	-
Miscellaneous Receivables	1,246	1,460	-

Total Current Assets	523,138	295,181	-

Fixed Assets
Equipment, net	10,779	1,303	-
Website, net	14,625	16,040	-

Total Fixed Assets	25,404	17,343	-

Other Assets
Security deposit	2,300	-	-

Total Assets	$550,842	$312,524	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Margin Account	$2,450	$1,855	$-
Accounts Payable	182	-	-

Total Liabilities	2,632	1,855	-

Stockholders' Equity

Common Stock, authorized
100,000,000 shares, par value
$0.001, issued and outstanding at
December 31, 2008, December 31, 2007, and December 31, 2006 is 14,100,000,
13,550,000 and 10,480,000, respectively	14,100	13,550	10,480

Paid in Capital	809,573	422,623	(10,480)

Foreign Currency Translation	150	-	-

Unrealized Gain/Loss on Securities	(38,509)	(21,658)	-

Stock Subscription receivable	-	(30,000)	-

Deficit Accumulated During the
Development Stage	(237,104)	(73,846)	-

Total Stockholders' Equity	548,210	310,669	-

Total Liabilities and Stockholders' Equity	$550,842	$312,524	$-

The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	From Inception on March 25, 1999 through December 31, 2008

Revenue	$-	$-	$-	$-

Expenses
General and Administrative	36,303	54,764	-	91,067
Computer Expenses	26,408	-	-	26,408
Automobile expenses	35,266	-	-	35,266
Wages	46,000	-	-	46,000
Rent	23,000	-	-	23,000
Professional Fees	5,275	1,193	-	6,468
Consulting Fees	7,725	38,000	-	45,725

Total Expenses	179,977	93,957	-	273,934

Other Income
Other Income	51	-	-	51
Capital Gains	4,242	14,692	-	18,934
Interest	12,486	5,496	-	17,982

Total Other Income	16,779	20,188	-	36,967

Other Expenses
Interest	60	77	-	137

Total Other Expenses	60	77	-	137

Provision for Income Taxes	-	-	-	-

Net (Loss)	$(163,258)	$(73,846)	$-	$(237,104)

Basic and Diluted
(Loss) per Share	$(0.01)	$(0.01)	$-

Weighted Average
Number of Shares	$13,998,219	$10,448,441	$10,480,000

a = Less than ($0.01) per share
The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	From Inception on March 25, 1999 through December 31, 2008
Operating Activities

Net (Loss)	$(163,258)	$(73,846)	$-	$(237,104)
Depreciation and Amortization	8,544	116	-	8,660
Unrealized Gain/Loss on Securities	(16,851)	(21,658)	-	(38,509)
Foreign Currency Translation	150	-	-	150
Increase in Accounts Payable	182	-	-	182
Decrease in Miscellaneous Receivable	214	(1,460)	-	(1,246)
Increase in Other Assets	13,740	(16,040)	-	(2,300)
Net Cash (Used) in Operating Activities	(157,279)	(112,888)	-	(270,167)

Investing Activities
Decrease in Securities	14,936	(27,866)	-	(12,930)
Increase in Fixed Assets	(32,645)	(1,419)	-	(34,064)
Net Cash (Used) in Investing Activities	(17,709)	(29,285)	-	(46,994)

Financing Activities
Increase in margin account	595	1,855	-	2,450
Stock subscription receivable	30,000	(30,000)	-	-
Proceeds from sale of Common Stock	387,500	436,173	-	823,673

Net Cash Provided by Financing Activities	418,095	408,028	-	826,123

Net Increase in Cash	243,107	265,855	-	-

Cash, Beginning of Period	265,855	-	-	-

Cash, End of Period	$508,962	$265,855	$-	$508,962

Supplemental Information:
Interest Paid	$60	$77	$-	$77
Income Taxes Paid	$-	$-	$-	$-

The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Year Ended December 31, 2008

	Price	Common Stock					Accumu-lated Deficit during Develop-	Un-realized	Foreign
	Per Share	Canadian Shares	US Shares	Amount	Paid in Capital	Subscriptions Receivable	ment Stage	Gain/(Loss)	Currency Translation	Total Equity
Balance, December 31, 2001			$-	$-	$-	$-	$-	$-	$-	$-

Common stock issued to founders December 2, 2002			200,000	200	(200)					-

Net (Loss)

Balance, December 31, 2002			200,000	200	(200)	-	-	-	-	-

Net (Loss)

Balance, December 31, 2003			200,000	200	(200)	-	-	-	-	-

On April 15, 2004 founders transferred 32,000 shares			32,000	32	(32)					-
to new shareholders and cancelled their original stock certificates			(200,000)	(200)	200					-
168,000 shares were issued to original founders			168,000	168	(168)					-

Net (Loss)							-	-	-	-

Balance, December 31, 2004			200,000	200	(200)	-	-	-	-	-

Net (Loss)							-	-	-	-

Balance, December 31, 2005			200,000	200	(200)	-	-	-	-	-
Net (Loss)							-	-	-	-

Balance, December 31, 2006			200,000	200	(200)	-	-	-	-	-

Common Shares issued for cash in private placement in Game Plan Holdings, Canada
on January 23, 2007	0.0001	8,000,000		8,000	(7,200)					800
on January 26, 2007	0.001	1,200,000		1,200	-					1,200
on January 29, 2007	0.002	500,000		500	500					1,000
on February 02, 2007	0.2	150,000		150	29,850					30,000
on February 06, 2007	0.25	50,000		50	12,450					12,500
on February 06, 2007	0.3	50,000		50	14,950					15,000
on February 09, 2007	0.3	140,000		140	41,860					42,000
on February 09, 2007 (canadian)	0.3	70,000		70	23,103					23,173
on February 12, 2007	0.3	35,000		35	10,465					10,500
on March 15, 2007	0.3	150,000		150	44,850					45,000
on March 29, 2007	0.35	20,000		20	6,980					7,000
on April 15, 2007	0.35	30,000		30	10,470					10,500
on April 20, 2007	0.35	60,000		60	20,940					21,000
on April 22, 2007	0.35	25,000		25	8,725					8,750
on May 20, 2007	0.35	265,000		265	92,485					92,750
on June 15, 2007	0.35	50,000		50	17,450					17,500
on July 1, 2007	0.35	150,000		150	52,350					52,500
on November 1, 2007	0.4	75,000		75	29,925	(30,000)				-
on December 15, 2007	0.3	50,000		50	14,950					15,000

On December 19, 2007 US shareholders has a 110 for 1 forward split			21,800,000	21,800	(21,800)
On December 31, 2007 a reorganization occurred cancelling 8,450,000 shares			(8,450,000)	(8,450)	8,450

On December 31, 2007 Canadian Shares exchanged for US Shares, 8,000,000 of which were transferred from existing shareholder		(11,070,000)		(11,070)	11,070

Unrealized Gain/Loss on Securities								(21,658)		(21,658)
Net (Loss)							(73,846)	-	-	(73,846)

Balance, December 31, 2007		-	13,550,000	13,550	422,623	(30,000)	(73,846)	(21,658)	-	310,669

on January 03, 2008						30,000				30,000
on February 22, 2008	0.5		100,000	100	49,900					50,000
on March 12, 2008	0.75		450,000	450	337,050					337,500

Foreign currency translation									150	150

Net change in Unrealized Gain/Loss on Securities								(16,851)		(16,851)

Net (Loss)							(163,258)			(163,258)

Balance, December 31, 2008		-	14,100,000	$14,100	$809,573	$-	$(237,104)	$(38,509)	$150	$548,210

The accompanying notes are an integral part of these statements.

GAME PLAN HOLDINGS, INC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(DECEMBER 31, 2008)

NOTE 1.	GENERAL ORGANIZATION AND BUSINESS

HJS Technology, Inc. (A Development Stage Company) was incorporated on March 25, 1999 under the laws of the State of Nevada.  On May 31, 2007 HJS Technology, Inc. changed its name to Game Plan Holdings, Inc. (the “Company”).  In accordance with SFAS#7 the Company is considered to be in the development stage.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year.  The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.  There are no diluted shares outstanding.

Dividends

The Company has not adopted any policy regarding payment of dividends.  No dividends have been paid during the period shown.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”  SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.  SFAS No. 109 requires the reduction of deferred assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on the likelihood of the Company to utilize the loss carry-forward.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue and Cost Recognition

The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.

Advertising

The Company expensed its advertising as incurred.  In 2008, 2007, and 2006 respectively, advertising expenses were $3,945, $19,648 and $0.

NOTE 3.	MARKETABLE SECURITIES AND INVESTMENTS

All marketable securities are classified as “available for sale.”  Securities classified as “available for sale” are carried in the financial statements at fair value.  Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized gains and losses are reported in stockholders’ equity.  The changes in marketable securities during the twelve months ended December 31, 2008 and 2007 are as follows:

Fair value at Dec. 31, 2007	Plus Purchases	Foreign Currency Translation	Less Sales at Cost	Plus (Less) Unrealized Gain (Loss)	Fair Value at Dec. 31, 2008

27,866	11,199	163	(12,258)	(16,851)	10,119

NOTE 4.	WEBSITE

The Company officially launched its website on February 5, 2008 and began amortizing the costs associated with its development as of that date.  During 2008, 2007, and 2006, the amortization of capitalized costs totaled $21,060, $0, and $0 respectively. Capitalized internal use software and Website development costs are included in property and equipment, net.

NOTE 5.	PROPERTY AND EQUIPMENT

Website		$21,060
Computers		$9,083
Furniture & Fixtures		$3,472
Software		$449
Accumulated Depreciation		$(8,660)
	$
Equipment, net		$25,404

Depreciation expense was $8,544, $116 and $0 for the years ended December 31, 2008, 2007 and 2006 respectively.

NOTE 6.	INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.  Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  Accordingly, a valuation allowance equal to the deferred tax asset has been recorded.  The total deferred tax asset is $35,566 which is calculated by multiplying a 15% estimated tax rate by the cumulative NOL of $237,104.  The total valuation allowance is a comparable $35,566.  Details for the last year follow:

Year Ended December 31	2008	2007
Deferred Tax Asset	$35,566	$11,077
Valuation Allowance	$(35,566)	$(11,077)
Current Taxes Payable	$0.00	$0.00
Income Tax Expense	$0.00	$0.00

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

Year	Amount	Expiration
2008	$163,258	2028
2007	$73,846	2027

The Company has filed its first income tax return for the year ended December 31, 2007.

NOTE 7.	STOCKHOLDERS’ EQUITY

Common Stock

On December 2, 2002 the company issued 200,000 shares of 0.001 par value stock to its original two shareholders.  On April 15, 2004 the two original shareholders broke out their stock certificates, 16,000 each 32 new shareholders. The original 200,000 shares were cancelled and the founder two shareholders each received 84,000 shares.

Game Plan Holdings, Canada sold the following stock:

	Price/Share	# of shares
on January 23, 2007	0.0001	8,000,000
on January 26, 2007	0.001	1,200,000
on January 29, 2007	0.002	500,000
on February 02, 2007	0.2	150,000
on February 06, 2007	0.25	50,000
on February 06, 2007	0.3	50,000
on February 09, 2007	0.3	140,000
on February 09, 2007	0.3	70,000
on February 12, 2007	0.3	35,000
on March 15, 2007	0.3	150,000
on March 29, 2007	0.35	20,000
on April 15, 2007	0.35	30,000
on April 20, 2007	0.35	60,000
on April 22, 2007	0.35	25,000
on May 20, 2007	0.35	265,000
on June 15, 2007	0.35	50,000
on July 1, 2007	0.35	150,000
on November 1, 2007	0.4	75,000
on December 15, 2007	0.3	50,000
		11,070,000

These 11,070,000 shares have a 0.001 par value and the Company received $436,173.

On December 19, 2007 US shareholders had a 110 for 1 forward split, resulting in 22,000,000 shares issued and outstanding.

On December 31, 2007 pursuant to the reorganization agreement 8,450,000 shares were cancelled.

On December 31, 2007 the Canadian shares were exchanged for 3,070,000 US shares.  On December 31, 2007 all the Canadian shares were cancelled and all assets held by Game Plan Holdings Canada were assigned to Game Plan Holdings, Inc.

During 2008 the following stock was sold:
uring 2008 the following stock was sold:

	Price/Share	# of shares
on February 22, 2008	$0.50	100,000
on March 12, 2008	$0.75	450,000
		550,000

These 550,000 shares have a 0.001 par value and the Company received $387,500.

The following is a summary of the balance sheets of Game Plan Holdings, US and Game Plan Holdings, Canada prior to the reorganization on December 31, 2007:

	US	Canada
Assets:
Cash	$258,769	$5,23 1
Securities	-	27,866
Other receivable	113	1,347
Due from Game Plan Holdings, US	-	329,970
Equipment, net	1,303	-
Website	16,040	-

Total Assets	$276,225	$364,414

Liabilities:
Due to Game Plan Holdings, Canada	$329,970	$-
Total Liabilities	329,970	-

Stockholders equity:
Common Stock	-	13,550
Paid in Capital	-	422,623
Unrealized Gain/(Loss)	-	(21,658)
Stock Subscription receivable	-	(30,000)
Accumulated deficit	(53,745)	(20,101)

Total stockholders' equity	(53,745)	364,414

Total Liabilities and Stockholders' Equity	$276,225	$364,414

NOTE 8.	RELATED PARTY TRANSACTIONS

The company was provided with management consulting services by three of the shareholders during 2007 totaling $4,725.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  They may face a conflict in selecting between the Company and other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

NOTE 9.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As discussed in the notes to the financial statements the Company has no established source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

The Company’s activities to date have been supported by equity financing.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such a transaction is deemed by management to be in the best interests of the shareholders.

NOTE 10.	CONTINGENCIES

The Company has no outstanding contingencies.

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
QUARTER ENDED MARCH 31, 2009

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current Assets
Cash	$469,237	$508,962
Canadian Marketable Securities	3,733	3,542
US Marketable Securities	1,706	6,577
Investment in Sparrow	2,456	2,811
Miscellaneous Receivables	1,246	1,246

Total Current Assets	478,378	523,138

Fixed Assets
Equipment, net	12,517	10,779
Website, net	12,870	14,625

Total Fixed Assets	25,387	25,404

Other Assets
Security deposit	2,300	2,300

Total Assets	$506,065	$550,842

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Margin Account	$-	$2,450
Accounts Payable	-	182

Total Liabilities	-	2,632

Stockholders' Equity

Common Stock, authorized
100,000,000 shares, par value
$0.001, issued and outstanding at March 31, 2009,
and December 31, 2008 is 14,100,000 and
14,100,000 respectively	14,100	14,100

Paid in Capital	809,573	809,573

Foreign Currency Translation	(3,037)	150

Unrealized Gain/Loss on Securities	(37,913)	(38,509)

Stock Subscription receivable	-	-

Deficit Accumulated During the
Development Stage	(276,658)	(237,104)

Total Stockholders' Equity	506,065	548,210

Total Liabilities and Stockholders' Equity	$506,065	$550,842

The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(Unaudited)

			From inception
	Quarter Ended	Quarter Ended	through
	March 31	March 31	March 31
	2009	2008	2009

Revenue	$4,200	$-	$4,200

Expenses
General and Administrative	7,908	13,384	98,975
Computer Expenses	7,658	925	34,066
Automobile expenses	4,007	5,017	39,273
Wages	15,000	9,000	61,000
Rent	6,900	3,706	29,900
Professional Fees	7,500	900	13,968
Consulting Fees	-	4,200	45,725
Total Expenses	48,973	37,132	322,907

Other Income
Other Income	-	-	51
Capital Gains/(Losses)	(100)	3,692	18,834
Interest	5,321	3,830	23,303
Total Other Income	5,221	7,522	42,188

Other Expenses
Interest	2	43	139
Total Other Expenses	2	43	139

Provision for Income Taxes	-	-	-

Net (Loss)	$(39,554)	$(29,653)	$(276,658)

Basic and Diluted
(Loss) per Share	$(0.00)	$(0.00)

Weighted Average
Number of Shares	14,100,000	13,584,000

a = Less than ($0.01) per share
The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	Three Months	Three Months	From inception
	Ended	Ended	through
	March 31,	March 31,	March 31,
	2009	2008	2009
Operating Activities

Net (Loss)	$(39,554)	$(29,653)	$(276,658)
Depreciation and Amortization	2,494	-	11,154
Unrealized Gain/Loss on Securities	596	(5,050)	(37,913)
Foreign Currency Translation	(3,187)	(1,751)	(3,037)
Decrease in Accounts Payable	(182)	-	-
Decrease in Miscellaneous Receivable	-	114	(1,246)
Decrease (Increase) in Other Assets	-	13,740	(2,300)

Net Cash (Used) in Operating Activities	(39,833)	(22,600)	(310,000)

Investing Activities
Decrease in Securities	5,035	8,396	(7,895)
Increase in Fixed Assets	(2,477)	(30,845)	(36,541)

Net Cash (Used) in Investing Activities	2,558	(22,449)	(44,436)

Financing Activities
Decrease in margin account	(2,450)	(1,855)	-
Stock subscription receivable	-	30,000	-
Proceeds from sale of Common Stock	-	387,500	823,673

Net Cash Provided by Financing Activities	(2,450)	415,645	823,673

Net Decrease in Cash	(39,725)	370,596	469,237

Cash, Beginning of Period	508,962	265,855	-

Cash, End of Period	$469,237	$636,451	$469,237

Supplemental Information:
Interest Paid	$2	$43	$77
Income Taxes Paid	$-		$-

The accompanying notes are an integral part of these statements

GAME PLAN HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Quarter Ended March 31, 2009

	Price	Common Stock					Accumu-lated Deficit during Develop-	Un-realized	Foreign
	Per Share	Canadian Shares	US Shares	Amount	Paid in Capital	Subscriptions Receivable	ment Stage	Gain/(Loss)	Currency Translation	Total Equity
Balance, December 31, 2001			$-	$-	$-	$-	$-	$-	$-	$-

Common stock issued to founders December 2, 2002			200,000	200	(200)					-

Net (Loss)

Balance, December 31, 2002			200,000	200	(200)	-	-	-	-	-

Net (Loss)

Balance, December 31, 2003			200,000	200	(200)	-	-	-	-	-

On April 15, 2004 founders transferred 32,000 shares			32,000	32	(32)					-
to new shareholders and cancelled their original stock certificates			(200,000)	(200)	200					-
168,000 shares were issued to original founders			168,000	168	(168)					-

Net (Loss)							-	-	-	-

Balance, December 31, 2004			200,000	200	(200)	-	-	-	-	-

Net (Loss)							-	-	-	-

Balance, December 31, 2005			200,000	200	(200)	-	-	-	-	-
Net (Loss)							-	-	-	-

Balance, December 31, 2006			200,000	200	(200)	-	-	-	-	-

Common Shares issued for cash in private
placement in Game Plan Holdings, Canada
on January 23, 2007	0.0001	8,000,000		8,000	(7,200)					800
on January 26, 2007	0.001	1,200,000		1,200	-					1,200
on January 29, 2007	0.002	500,000		500	500					1,000
on February 02, 2007	0.2	150,000		150	29,850					30,000
on February 06, 2007	0.25	50,000		50	12,450					12,500
on February 06, 2007	0.3	50,000		50	14,950					15,000
on February 09, 2007	0.3	140,000		140	41,860					42,000
on February 09, 2007 (canadian)	0.3	70,000		70	23,103					23,173
on February 12, 2007	0.3	35,000		35	10,465					10,500
on March 15, 2007	0.3	150,000		150	44,850					45,000
on March 29, 2007	0.35	20,000		20	6,980					7,000
on April 15, 2007	0.35	30,000		30	10,470					10,500
on April 20, 2007	0.35	60,000		60	20,940					21,000
on April 22, 2007	0.35	25,000		25	8,725					8,750
on May 20, 2007	0.35	265,000		265	92,485					92,750
on June 15, 2007	0.35	50,000		50	17,450					17,500
on July 1, 2007	0.35	150,000		150	52,350					52,500
on November 1, 2007	0.4	75,000		75	29,925	(30,000)				-
on December 15, 2007	0.3	50,000		50	14,950					15,000

On December 19, 2007 US shareholders has a 110 for 1 forward split			21,800,000	21,800	(21,800)

On December 31, 2007 a reorganization occurred cancelling 8,450,000 shares			(8,450,000)	(8,450)	8,450

On December 31, 2007 Canadian Shares exchanged for US Shares, 8,000,000 of which were transferred from existing shareholder		(11,070,000)		(11,070)	11,070

Unrealized Gain/Loss on Securities								(21,658)		(21,658)

Net (Loss)							(73,846)	-	-	(73,846)

Balance, December 31, 2007		-	13,550,000	13,550	422,623	(30,000)	(73,846)	(21,658)	-	310,669

on January 03, 2008						30,000				30,000
on February 22, 2008	0.5		100,000	100	49,900					50,000
on March 12, 2008	0.75		450,000	450	337,050					337,500

Foreign currency translation									150	150

Net change in Unrealized Gain/Loss on Securities								(16,851)		(16,851)

Net (Loss)							(163,258)			(163,258)

Balance, December 31, 2008		-	14,100,000	$14,100	$809,573	$-	$(237,104)	$(38,509)	$150	$548,210

Foreign currency translation									(3,187)	(3,187)

Net change in Unrealized Gain/Loss on Securities								596		596

Net (Loss)							(39,554)			(39,554)

Balance, March 31, 2009 (unaudited)		-	14,100,000	$14,100	$809,573	$-	$(276,658)	$(37,913)	$(3,037)	$506,065

The accompanying notes are an integral part of these statements.

GAME PLAN HOLDINGS, INC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(March 31, 2009)

NOTE 1.	GENERAL ORGANIZATION AND BUSINESS

HJS Technology, Inc. (A Development Stage Company) was incorporated on March 25, 1999 under the laws of the State of Nevada.  On May 31, 2007 HJS Technology, Inc. changed its name to Game Plan Holdings, Inc. (the “Company”).  In accordance with SFAS#7 the Company is considered to be in the development stage.  During 2009, the Company has created a new dba Hazz Web Design, which is designs websites.  During the first quarter of 2009, the Company has received $4,000 from this line of business.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year.  The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.  There are no diluted shares outstanding.

Dividends

The Company has not adopted any policy regarding payment of dividends.  No dividends have been paid during the period shown.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”  SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.  SFAS No. 109 requires the reduction of deferred assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on the likelihood of the Company to utilize the loss carry-forward.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue and Cost Recognition

The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.

Advertising

The Company expensed its advertising as incurred.  In the 1st quarter 2009, and for the years ended December 31, 2008, 2007, and 2006 respectively, advertising expenses were $105, $3,945, $19,648 and $0.

NOTE 3.	MARKETABLE SECURITIES AND INVESTMENTS

All marketable securities are classified as “available for sale.”  Securities classified as “available for sale” are carried in the financial statements at fair value.  Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized gains and losses are reported in stockholders’ equity.  The changes in marketable securities during the three months ended March 31, 2009 are as follows:

Fair value at Dec. 31, 2008	Plus Purchases	Foreign Currency Translation	Less Sales at Cost	Plus (Less) Unrealized Gain (Loss)	Fair Value at Mar. 31, 2009

10,119	-	(2,926)	(2,350)	596	5,439

NOTE 4.	WEBSITE

The Company officially launched its website on February 5, 2008 and began amortizing the costs associated with its development as of that date.  During the 1st quarter 2009, and for the years ended December 31, 2008, 2007, and 2006, the amortization of capitalized costs totaled $21,060, $21,060, $0, and $0 respectively. Capitalized internal use software and Website development costs are included in property and equipment, net.

NOTE 5.	PROPERTY AND EQUIPMENT

March 31, 2009
Website	$21,060
Computers	$11,560
Furniture & Fixtures	$3,472
Software	$449
Accumulated Depreciation	$(11,155)

Equipment, net	$25,386

Depreciation expense was $2494, for the three months ended March 31, 2009. Depreciation expense was $8,544, $116 and $0 for the years ended December 31, 2008, 2007 and 2006 respectively.

NOTE 6.	INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.  Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  Accordingly, a valuation allowance equal to the deferred tax asset has been recorded.  The total deferred tax asset is $35,566 which is calculated by multiplying a 15% estimated tax rate by the cumulative NOL of $237,104.  The total valuation allowance is a comparable $35,566.  Details for the last year follow:

Year Ended December 31	2008	2007
Deferred Tax Asset	$35,566	$11,077
Valuation Allowance	$(35,566)	$(11,077)
Current Taxes Payable	$0.00	$0.00
Income Tax Expense	$0.00	$0.00

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

Year	Amount	Expiration
2008	$163,258	2028
2007	$73,846	2027

The Company has filed its first income tax return for the year ended December 31, 2007.

NOTE 7.	STOCKHOLDERS’ EQUITY

Common Stock

On December 2, 2002 the company issued 200,000 shares of 0.001 par value stock to its original two shareholders.  On April 15, 2004 the two original shareholders broke out their stock certificates, 16,000 each 32 new shareholders. The original 200,000 shares were cancelled and the founder two shareholders each received 84,000 shares.

Game Plan Holdings, Canada sold the following stock:

	Price/Share	# of shares
on January 23, 2007	0.0001	8,000,000
on January 26, 2007	0.001	1,200,000
on January 29, 2007	0.002	500,000
on February 02, 2007	0.2	150,000
on February 06, 2007	0.25	50,000
on February 06, 2007	0.3	50,000
on February 09, 2007	0.3	140,000
on February 09, 2007	0.3	70,000
on February 12, 2007	0.3	35,000
on March 15, 2007	0.3	150,000
on March 29, 2007	0.35	20,000
on April 15, 2007	0.35	30,000
on April 20, 2007	0.35	60,000
on April 22, 2007	0.35	25,000
on May 20, 2007	0.35	265,000
on June 15, 2007	0.35	50,000
on July 1, 2007	0.35	150,000
on November 1, 2007	0.4	75,000
on December 15, 2007	0.3	50,000
		11,070,000

These 11,070,000 shares have a 0.001 par value and the Company received $436,173.

On December 19, 2007 US shareholders had a 110 for 1 forward split, resulting in 22,000,000 shares issued and outstanding.

On December 31, 2007 pursuant to the reorganization agreement 8,450,000 shares were cancelled.

On December 31, 2007 the Canadian shares were exchanged for 3,070,000 US shares.  On December 31, 2007 all the Canadian shares were cancelled and all assets held by Game Plan Holdings Canada were assigned to Game Plan Holdings, Inc.

During 2008 the following stock was sold:

	Price/Share	# of shares
on February 22, 2008	$0.50	100,000
on March 12, 2008	$0.75	450,000
		550,000

These 550,000 shares have a 0.001 par value and the Company received $387,500.

The following is a summary of the balance sheets of Game Plan Holdings, US and Game Plan Holdings, Canada prior to the reorganization on December 31, 2007:

	US	Canada
Assets:
Cash	$258,769	$5,231
Securities	-	27,866
Other receivable	113	1,347
Due from Game Plan Holdings, US	-	329,970
Equipment, net	1,303	-
Website	16,040	-

Total Assets	$276,225	$364,414

Liabilities:
Due to Game Plan Holdings, Canada	$329,970	$-
Total Liabilities	329,970	-

Stockholders equity:
Common Stock	-	13,550
Paid in Capital	-	422,623
Unrealized Gain/(Loss)	-	(21,658)
Stock Subscription receivable	-	(30,000)
Accumulated deficit	(53,745)	(20,101)

Total stockholders' equity	(53,745)	364,414

Total Liabilities and Stockholders' Equity	$276,225	$364,414

NOTE 8.	RELATED PARTY TRANSACTIONS

There have been no related party transactions during the first three months of 2009.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  They may face a conflict in selecting between the Company and other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

NOTE 9.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As discussed in the notes to the financial statements the Company has no established source of revenue.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

The Company’s activities to date have been supported by equity financing.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such a transaction is deemed by management to be in the best interests of the shareholders.

NOTE 10.	CONTINGENCIES

The Company has no outstanding contingencies.

PLAN OF OPERATIONS

We were incorporated under the laws of the State of Nevada on March 25, 1999.  At this time, we do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months.  Our plan of operations is for the Company to diversify Hazzsports.com with several lines of corresponding products and services. Below are descriptions of such current and future lines of business of Hazzsports.com.

Website

Hazzsports.com has focused its immediate strategy to rapidly acquire a large member base.  Our member volume objective is to secure over 10,000 members within the next 12 months, with a goal of reaching 2,000,000 members in the next two years. Hazzsports.com is focusing on driving the sports community to the website via email marketing and search engine optimization. We believe that these strategic forces will produce a large number of new potential members which will generate revenue.

Email Marketing

Popular networks, such as Facebook and MySpace, have subscriber volumes measuring in the hundreds of millions. To target members from the aforementioned popular networks, our campaign includes setting up awareness profiles on Facebook and MySpace to promote and educate the general public in regards to our site. These awareness profiles will function as informational flyers on the Internet.  This type of initial marketing strategy is free and can be used to interact with our target market.

Photo Events

Hazzsports.com is currently in the Beta testing phase of our Photo Events Application.  We will be sponsoring key sporting events where we will have professional photographers taking pictures of the athletes at the events. This application will allow our members to view, download, or purchase photos of themselves that one of our photographers has taken during the course of the event. Members will download their photos for free with the Hazzsports.com watermark on the photo.  If our members wish to have the watermark removed, or if they would like prints sent to them, they will be prompted to pay for those services.

Affiliate Programs

Hazzsports.com will offer itself as an affiliate to strategic partners.  We are currently reviewing a proposal from sporting goods retailers looking to sell their products through Hazzsports.com.   In return for providing a space on Hazzsports.com for these retailers to sell their products, we will in turn receive a percentage of each sale.

The Company has financed its business plan with funds provided by management, as well as outside capital.  The Company’s strategy is to focus on activities that generate cash flow in the short term to cover present operating expenses, to develop contacts and alliances and to fund future projects.

The Company has recruited or is in the process of recruiting senior level executive talent to expand contacts, manage assets and increase our ability to raise funds.

Off Balance Sheet Arrangements

As of March 31, 2009, there were no off balance sheet arrangements.

Results of Operations for Fiscal Year Ending April 30, 2008 and Quarter Ending March 31, 2009

Our revenues from December 31, 2006 through the quarter ended March 31, 2009 were minimal.  We do not anticipate earning revenues until such time as we enter into the final development stages of Hazzsports.com where we can attract advertisers via our implementation of our business plan.

We incurred operating expenses in the amount of $322,907 from December 31, 2006 until March 31, 2009. These operating expenses consisted of general and administrative expenses.  We anticipate our operating expenses will increase as we undertake our plan of operations.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of March 31, 2009, we had cash of $469,237 and operating capital of $478,378.

We have not attained profitable operations and are dependent upon obtaining financing to pursue activities beyond those planned for the current fiscal year.  For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of March 31, 2009 are as follows:

Name	Age	Position(s) and Office(s) Held
Charles Hazzard	34	President & CEO, Director
Christina Mabanta	25	Secretary & CFO, Director
Ronald Smith	59	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors:

Charles Hazzard

Mr. Hazzard is the President and Chief Executive Officer of the Company.  Mr. Hazzard earned his Bachelor of Science degree from the University of Florida in 1999. He received a baseball athletic scholarship to the University of Florida where he played baseball for four years. After college, Mr. Hazzard signed a minor league contract with the Tampa Yankees. After playing for the Tampa Yankees, he entered the private sector and accepted a position as a database administrator for MetaSolv Software.  In 2003, he accepted a position as an assistant baseball coach at the University of Nevada, Las Vegas.  While a coach, the team won the Mountain West Conference Title and went to the NCAA Regional.  In 2005, Mr. Hazzard left UNLV to accept a similar position at Pepperdine University.  In his two years at Pepperdine, he helped the Waves to win a West Coast Conference Title and two berths into the NCAA Regional.  In 2006, while at Pepperdine University, Mr. Hazzard was accepted into the Masters program where he studied Educational Technology.  Mr. Hazzard graduated with a Masters of Arts in Educational Technology in 2007.  Mr. Hazzard married Ms. Mabanta in June of 2009

Christina Mabanta

Ms. Mabanta is the Secretary and Chief Financial Officer of the Company.  Ms. Mabanta received a Bachelor of Science degree in Hotel Management and a Minor in Business Administration from the University of Nevada, Las Vegas. While attending UNLV, Ms. Mabanta played college golf on scholarship for all four years. After college, Ms. Mabanta used her degree and worked for Harrah’s Entertainment in the Leisure Sales Department. During college, she also worked for Wynn Las Vegas Golf Club and Southern Highlands Golf Club. As a competitive golfer, she won the 2002 British Columbia Amateur Championship. She was a member of the B.C. Junior Provincial Team for five years and was a member of the Canadian Junior World Cup Team where she traveled to play at St. Andrew’s Golf Course in Scotland. Ms. Mabanta was awarded UNLV’s All-Scholar Academic Athletic Award.  Ms. Mabanta married Mr. Hazzard in June of 2009.

Ronald Smith

Mr. Smith graduated first in his accounting class with a Bachelors of Science degree from Utah State University in 1972.  He then passed the CPA exam on his first sitting.  Mr. Smith then received his MBA from the University of Nevada, Las Vegas in 1978.  Mr. Smith is a member of AICPA, a charter and founding member of AICPA Tax Division, a member of Nevada Society of CPA’s and has twice served as Chairman of the NSCPA’s Taxation Committee. He has served as Chairman of the NSCPA’s Lawyers Relations Committee and as a member of National State Boards of Accountancy.  He has served three terms on the Nevada State Board of Accountancy and drafted legislation that was enacted that drastically changed Nevada CPA rules.  In addition, he earned designation as a Certified Valuation Analyst, CVA.  Mr. Smith has worked as a staff accountant for the international CPA Firm of Laventhal & Horwath.  From 1978-1998 he was the founding member of the Las Vegas CPA firm of Bradshaw, Smith & Co. where the firm grew to fifty-five employees and six million dollars in revenue.  Presently, he is the owner of a Las Vegas CPA proprietorship.

Directors

Our bylaws authorize no less than one director.  We currently have three Directors, Mr. Charles Hazzard, Ms. Christina Mabanta and Mr. Ronald Smith.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Mr. Charles Hazzard is our only employee and he is employed with the Company as the Chief Executive Officer.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.	Verbal agreements with our accountants to perform accounting services.

2.	Written agreements with auditors to perform audit functions at their respective normal and customary rates.

3.	Written agreements with consultants and arms-length third parties to perform certain tasks at their respective normal and customary rates.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company presently not does have an employment agreement with Mr. Charles Hazzard and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by an early development stage business, the company has not paid any cash and/or stock compensation to its executive officers.

Mr. Charles Hazzard holds substantial ownership in the Company and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of his ability.   As our business and operations expand and mature, we may develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last completed fiscal year for all services rendered to us.

March 31, 2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Hazzard, CEO & President	2008	$60,000	$0	$0	$150,000	$ 0	$0	$0	$210,000
Christina Mabanta, CFO & Secretary	2008	$0	$0	$0	$150,000	$ 0	$0	$0	$150,000

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Charles Hazzard	300,000	0	0	$150,000	N/A	300,000	0	0	0
Christina Mabanta	300,000	0	0	$150,000	N/A	300,000	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Hazzard	$0	$0	$150,000	$0	$0	$0	$150,000
Christina Mabanta	$0	$0	$150,000	$0	$0	$0	$150,000
Ronald Smith	$0	$0	$75,000	$0	$0	$0	$75,000

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their services as members of the Board of Directors of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 31, 2009, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock, and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 14,100,000 shares of common stock issued and outstanding on March 31, 2009.

Name and Address of Owner	Title of Class	Number of Shares Owned	Percentage of Class
Charles Hazzard	Common Stock	2,148,000	15%
Christina Mabanta	Common Stock	8,000,000	56%

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  The persons named above were married as of June 2009.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our bylaws, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has had, since our date of incorporation, any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

AVAILABLE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this Prospectus.  This Prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits.  Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company.  We refer you to our Registration Statement and each exhibit attached to it for a more detailed description of matters involving the Company.  You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our Registration Statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated costs of this offering are as follows:

Securities and Exchange Commission Registration Fee	$114.39
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$0
Transfer Agent Fees	$0
Accounting Fees and Expenses	$2,000
Legal Fees and Expenses	$5,000

Total	$7,114.39

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the selling shareholders offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Statutes and our Bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	A willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	A transaction from which the director derived an improper personal profit; and

4.	Willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	Such indemnification is expressly required to be made by law;

2.	The proceeding was authorized by our Board of Directors;

3.	Such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15.	Recent Sales of Unregistered Securities.

On March 25, 1999, the Company was incorporated. On December 2, 2002, the Company issued 200,000 shares of common stock to Lawrence Horwitz and Eric Schmidt, the two “Initial Founders” of the Company. Each of the two Initial Founders received 100,000 shares each in consideration of their initial capital.   The Company developed a business plan around a concept entitled www.close2here.com.  This concept failed to get off the ground and the business plan was shut down in 2005.

On April 15, 2004, the Initial Founders broke out their stock certificates to 32 individuals as part of a proposed marketing plan for www.close2here.com (the “Marketing Plan Shareholders”). In total, each of the persons received 1,000 shares each or 32,000 shares total.  The Initial Founders each had a remaining total of 84,000 shares each.

On December 19, 2007, the Company increased its number of authorized common stock to 100,000,000 shares of common stock, $.001 par value.  The Company also authorized a one hundred and ten for one {“110-for 1”} forward split of its common stock by issuing one hundred and ninety-seven {197} shares of the Company’s common stock for each one {1} share of common stock.

On December 31, 2007, the Company entered into a “Reorganization Agreement” with Game Plan Holdings, a Canadian corporation (“Game Plan Canada”) and its shareholders (the “Game Plan Canada Shareholders”).  Pursuant to the Reorganization Agreement, the final distribution was 8,000,000 shares of common stock in the name of Christina Mabanta, 2,148,000 shares of common stock in the name of Charles Hazzard, 332,000 shares in the names of the various Shareholders of the Company and 3,070,000 shares in the names of the Game Plan Canada Shareholders.

The Company initially financed its website via a private offering within the meaning of Regulation D of the Securities Act of 1933 under Rule 506 of Regulation D.  As of December 30, 2008, we raised $387,500 from four accredited investors.  In addition, $121,462 was raised from Canadian investors prior to the reorganization of the Company.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Horwitz, Cron & Jasper, P.L.C. with consent to use
23.1	Consent of Moore & Associates

Item 17.	Undertakings.

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

a)	If the Company is relying on Rule 430B:

i.
Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the filed prospectus was deemed part of and included in the Registration Statement; and

ii.
Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of providing the information required  by Section 10(a) of the Securities Act shall be deemed to be part of and included in the  Registration Statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness or the date of the first contract of sale of securities in the  offering  described in the  prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any  person that is at that date an underwriter, such  date  shall  be deemed to be a new effective date of the registration statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;  provided, however, that no statement made in a registration  statement or prospectus that is part of the registration statement or made in a document incorporated or deemed  incorporated by reference into the registration statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of contract of sale prior to such  effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration the statement or made in any such document immediately prior to such effective date; or

b)	If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than  prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the  registration statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a registration  statement  or  prospectus  that is part of the  Registration Statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the Registration Statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  Registration Statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in Nevada on July 20, 2009.

GAME PLAN HOLDINGS, INC.

By:	/s/ Charles Hazzard
Name:	Charles Hazzard
Title:	President, CEO and Director